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                                                                 EXHIBIT (d)(14)

                 AMENDMENT TO INVESTMENT SUB-ADVISORY AGREEMENT

     Amendment dated as of November 16, 2006 to the Investment Sub-Advisory Agreement dated as of May 1, 2002 between Independence Capital Management, Inc. (the "Adviser") and Heitman Real Estate Securities LLC (the "Sub-Adviser") with respect to the REIT Fund (the "Fund"), a portfolio of the Penn Series Funds, Inc.

                                   WITNESSETH:

     WHEREAS, Adviser and Sub-Adviser have entered into an Investment Sub-Advisory Agreement (the "Agreement") dated as of May 1, 2002, pursuant to which the Sub-Adviser renders investment sub-advisory services to the Fund;

     WHEREAS, Section 3 of the Agreement sets forth the terms and conditions with respect to the compensation payable by the Adviser to the Sub-Adviser for the services rendered to the Fund pursuant to the Agreement; and

     WHEREAS, Adviser and Sub-Adviser desire to amend Section 3 of the Agreement for the purpose of revising the terms and conditions with respect to the compensation payable to the Sub-Adviser under the Agreement.

     NOW THEREFORE, in consideration of the foregoing and the mutual covenants herein contained, the parties hereby agree as follows:

          Section 3.B. of the Agreement is hereby deleted and replaced with the following:

          B. FEE RATE. Forty basis points (0.40%) of the average daily net assets of the Fund.

     IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their officers designated below as of the day and year first written above.


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INDEPENDENCE CAPITAL MANAGEMENT, INC.   HEITMAN REAL ESTATE SECURITIES LLC


By: /s/ Peter M. Sherman                By: /s/ Timothy J. Pire
    ---------------------------------       ------------------------------------
Name: Peter M. Sherman                  Name: Timothy J. Pire
Title: President                        Title: Managing Director


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